EXHIBIT 22
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                         SUBSIDIARIES OF THE REGISTRANT
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Creative Master Ltd, a Hong Kong corporation

Excel Master Limited, a Hong Kong corporation

Carison Limited, a Hong Kong corporation

Techtime Industries Limited, a Hong Kong corporation

Queenex Enterprises Limited, a Hong Kong corporation

Dongguan Chuangying Toys Factory Co., Ltd., a  Chinese joint venture